EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Liz Pieri

THQ/ Media Relations

818/871/8061

lpieri@thq.com

Julie MacMedan

THQ/ Investor Relations

818/871-5090

jmacmedan@thq.com

THQ COMMENTS ON WWE LAWSUIT

CALABASAS HILLS, Calif., October 19, 2004 — THQ® Inc. (NASDAQ: THQI) offered comments today concerning the lawsuit filed by World Wrestling Entertainment Inc. (NYSE: WWE) (the “WWE”) earlier today against Jakks Pacific, Inc. (NASDAQ: JAKK), THQ and others.

THQ is committed to preserving its rights under the videogame license with the WWE.  THQ believes the WWE is pleased with the manner in which THQ has managed their brand in the video game category.  As THQ is not directly accused of any wrongdoing in the complaint — rather the complaint alleges wrongdoing on the part of JAKKS Pacific and others of which THQ was and is unaware – THQ is not in a position to comment on these allegations.  In any event, either there is no basis for terminating the video game license, or THQ expects to be made whole by those whose conduct is eventually found to be unlawful.  THQ intends to vigorously protect and pursue its rights, if necessary.

The lawsuit has no effect on games currently scheduled for release, including WWE SmackDown!™ vs. Raw™, which is scheduled to ship on November 2.

About THQ

THQ® Inc. is a leading, worldwide developer and publisher of interactive entertainment software for a variety of hardware platforms including PC CD-ROM, wireless devices, and those manufactured by Sony Computer Entertainment America Inc., Nintendo and Microsoft. The THQ web site is located at www.thq.com. THQ and the THQ logo are trademarks and/or registered trademarks of THQ Inc.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements regarding (i) the relationship among THQ, Jakks Pacific, Inc. and World Wrestling Entertainment, Inc., (ii) THQ’s strategy with respect to the WWE video game license and (iii) the lawsuit filed by the WWE against Jakks and THQ.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive and technological factors affecting the operations, markets, products, and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission.

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